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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                 Amendment No. 1

                           Exact Sciences Corporation
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                                (Name of Issuer)

                     Common Stock, $.01 par value per share
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                         (Title of Class of Securities)

                                   30063P 10 5
                                   -----------
                                 (CUSIP Number)

                                December 31, 2003
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 30063P105

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1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Greylock Equity Limited Partnership

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2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)........................................................................

     (b)........................................................................
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3.   SEC Use Only...............................................................
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4.   Citizenship or Place of Organization                               Delaware
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                           5.   Sole Voting Power                   -See Item 5-
Number of Shares           -----------------------------------------------------
Beneficially
Owned by Each              6.   Shared Voting Power                 -See Item 5-
Reporting Person           -----------------------------------------------------
With:
                           7.   Sole Dispositive Power              -See Item 5-
                           -----------------------------------------------------

                           8.   Shared Dispositive Power            -See Item 5-
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person   -See Item 5-
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10.  Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares (See Instructions).................................................
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11.  Percent of Class Represented by Amount in Row (9)              -See Item 5-
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12.  Type of Reporting Person (See Instructions)                              PN
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                               Page 2 of 8 pages

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CUSIP No. 30063P105

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1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Greylock Equity GP Limited Partnership

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2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)........................................................................

     (b)........................................................................
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3.   SEC Use Only...............................................................
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4.   Citizenship or Place of Organization                               Delaware
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                           5.   Sole Voting Power                   -See Item 5-
Number of Shares           -----------------------------------------------------
Beneficially
Owned by Each              6.   Shared Voting Power                 -See Item 5-
Reporting Person           -----------------------------------------------------
With:
                           7.   Sole Dispositive Power              -See Item 5-
                           -----------------------------------------------------

                           8.   Shared Dispositive Power            -See Item 5-
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person   -See Item 5-
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10.  Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares (See Instructions).................................................
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11.  Percent of Class Represented by Amount in Row (9)              -See Item 5-
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12.  Type of Reporting Person (See Instructions)                              PN
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                               Page 3 of 8 pages

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CUSIP No. 30063P105

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1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Henry F. McCance

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2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)........................................................................

     (b)........................................................................
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3.   SEC Use Only...............................................................
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4.   Citizenship or Place of Organization                          United States
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                           5.   Sole Voting Power                   -See Item 5-
Number of Shares           -----------------------------------------------------
Beneficially
Owned by Each              6.   Shared Voting Power                 -See Item 5-
Reporting Person           -----------------------------------------------------
With:
                           7.   Sole Dispositive Power             -See Item 5--
                           -----------------------------------------------------

                           8.   Shared Dispositive Power           -See Item 5--
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person   -See Item 5-
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10.  Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares (See Instructions).................................................
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11.  Percent of Class Represented by Amount in Row (9)              -See Item 5-
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12.  Type of Reporting Person (See Instructions)                              IN
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                               Page 4 of 8 pages

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CUSIP No. 30063P105

Item 1(a)         Name of Issuer:

                  Exact Sciences Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  100 Campus Drive
                  Marlborough, MA 01752

Item 2(a)         Name of Person Filing:

                  Greylock Equity Limited Partnership ("GELP"); Greylock Equity GP Limited Partnership ("GEGPLP"), the General Partner of GELP; and Henry F. McCance, the Managing General Partner of GEGPLP ("Managing Partner").

Item 2(b)         Address of Principal Business Office or, if None, Residence:

                  The address of the reporting persons is:

                  880 Winter Street
                  Waltham, Massachusetts  02451

Item 2(c)         Citizenship:

                  GELP is a limited partnership organized under the laws of the State of Delaware. GEGPLP is a limited partnership organized under the laws of the State of Delaware. Mr. McCance is a citizen of the United States.

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $.01 per share (the "Common Stock").

Item 2(e)         CUSIP Number:

                  30063P105

Item 3            Description of Person Filing:

                  Not applicable.

Item 4            Ownership:

                  (a)      Amount Beneficially Owned:

                           See Item 5

                  (b)      Percent of Class:

                           GELP:             See Item 5
                           GEGPLP:           See Item 5
                           Mr. McCance:      See Item 5

                  (c)      Number of Shares as to which the Person has:

                               Page 5 of 8 pages

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CUSIP No. 30063P105

                           (i) sole voting power; (ii) shared voting power;
                           (iii) sole dispositive power; (iv) shared dispositive power:

                           See Item 5

Item 5            Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  Not applicable.

Item 8            Identification and Classification of Members of the Group:

                  Not applicable.

Item 9            Notice of Dissolution of Group:

                  Not applicable.

Item 10           Certification:

                  Not applicable.

                               Page 6 of 8 pages

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CUSIP No. 30063P105

                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

DATED: February 11, 2004.

                                      GREYLOCK EQUITY LIMITED PARTNERSHIP

                                      By: Greylock Equity GP Limited Partnership
                                          General Partner

                                          By: /s/ Henry F. McCance
                                             -----------------------------------
                                             Henry F. McCance
                                             Managing General Partner

                                      GREYLOCK EQUITY GP LIMITED PARTNERSHIP

                                      By: /s/ Henry F. McCance
                                         ---------------------------------------
                                         Henry F. McCance
                                         Managing General Partner

                                      /s/ Henry F. McCance
                                      ------------------------------------------
                                      Henry F. McCance

                               Page 7 of 8 pages